Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE	Contact:	Joel Thomas
(919) 379-4300

Alliance One International Reports Improved Sales and Gross Profit for the Third Quarter and Nine Months Ended December 31, 2017 and Announces New Investments in Compelling Opportunities

Morrisville, NC – February 8, 2018 – Alliance One International, Inc. (NYSE: AOI) today announced results for its fiscal quarter ended December 31, 2017.

Alliance One is transforming itself to realize its potential as a purpose driven organization with a clear vision and focus on achieving competitive distinction and building upon new opportunities to increase shareholder value. We have moved proactively on compelling opportunities to strengthen our company. As we continue to take a well-measured approach to improving our core business, we will build upon the strength of our competencies and prioritize what matters most to our customers. Now, when customers ask us why they should buy our products and services – our answer is clear. Everything we do is to transform people’s lives so that together we can grow a better world. Today, we are more confident than ever in our collective strengths to build upon our legacy as a trusted business partner.

Highlights

Third Quarter

•	Total sales and other operating revenues increased 5.1% to $477.8 million primarily due to the larger South American crop and a 4.9% increase in average sales prices due to product mix.

•	Gross profit increased 12.8% to $73.5 million and gross profit as a percentage of sales improved to 15.4% from 14.3% last year.

•	Net income was $88.5 million, including a net tax benefit of $73.3 million with $59.4 million associated with estimated discrete net tax benefits related to the new tax law enacted in December, and Adjusted EBITDA improved 12.1% to $57.0 million.

Nine Months Year-to-Date

•	Sales increased 8.8% to $1,202.1 million mainly driven by the larger South American crop and a 7.5% increase in average sales price due to favorable product mix.

•	Gross profit increased 14.7% to $171.5 million and gross profit as a percentage of sales improved to 14.3% from 13.5% last year.

•	Selling, general and administrative expense (“SG&A”) increased 2.3% to $103.3 million primarily due to higher legal and professional fees.

•	Net income was $56.9 million, including a net tax benefit of $66.2 million with $59.4 million associated with estimate discrete net tax benefits related to the new tax law enacted in December, and Adjusted EBITDA improved 17.7% to $115.9 million.

•	In April 2017, as previously reported, the Company purchased and cancelled $28.6 million of its senior secured second lien notes. There are currently $662.9 million of such notes outstanding.

Pieter Sikkel, President and Chief Executive Officer said, “Fiscal year 2018 continues to progress in line with our expectations. We achieved solid sales growth during the third quarter when compared to last year. Our volume sold has increased, as crop sizes have returned to more normal levels in many key markets despite reduced crop sizes in Africa. We are pleased with this quarter’s results and with the continued progress against our key initiatives and strategic objectives.

Alliance One International, Inc.

“I am excited to announce that Alliance One has embarked on an ambitious transformation plan called ‘One Tomorrow.’ This initiative will drive future growth opportunities and reshape our brand as the trusted provider of responsibly produced, independently verified, sustainable, and traceable agricultural products and services. As part of our ‘One Tomorrow’ long-term business strategy, we are actively developing new business lines and building upon the strength of our core operations.

“As we move forward with our ‘One Tomorrow’ initiative, Alliance One will do much more than just package and sell tobacco leaves. We are pursuing a larger purpose-driven brand vision with the goal of transforming people’s lives so that together we can grow a better world. We are an agricultural company where the farmer is at the heart of everything we do. As we move to the future, we will build upon our core competencies, take measured steps to expand into promising new sectors that grow our lines of business, and add new capabilities that fit cohesively into our value-added business model.

“This quarter’s financial performance highlights both the successful launch of new product lines as well as our proactive efforts to meet the needs of our leaf business.

Compelling Market Opportunities

“Most of our new business lines focus on products that are value-added or require some degree of processing. These products generally have higher margin potential than our core business and play well to our strengths. In January, we successfully acquired majority stakes in two new joint ventures. The extension into growth segments, namely e-liquids, industrial hemp and cannabis, expands Alliance One’s presence in higher margin, fast-growing categories. We intend to broaden our business portfolio over the next three to four years by focusing on consumer-driven agricultural products, with increased operating margins when compared to our historical leaf processing business. Consistent with our commitment to growth and incremental to our core leaf earnings, our goal is to generate a significantly increasing portion of our profit from new, higher-margin businesses by 2020.

E-Liquids

“In 2014 Alliance One saw an opportunity to apply the institutional knowledge of our core business when we started Purilum, LLC as a joint venture between IOTO E-Liquids America LLC and our subsidiary, AOSP Investments, LLC (“AOSPI”). This investment in a new and growing industry line represented the start of our journey into a new future.

“Purilum sets the standard for excellence in flavor development, product quality and compliance – with current good manufacturing practices. Each ingredient used in its e-liquids and flavors is subjected to an extensive review in order to maintain Purilum’s position at the forefront of emerging trends. This includes the testing and evaluation of ingredients for flavors and e-liquids. Ingredients include traceability from raw materials to finished product, with batch labeling and quality verification. These industry-leading standards give Purilum the ability to consistently meet the quality and capacity demands of its customers.

“In August 2017, AOSPI made a 40% equity investment in Nicotine River, LLC. This new joint venture has enhanced Purilum’s revenue and profitability growth, and Purilum’s business is anticipated to further expand as it utilizes its flavor expertise to support product offerings for our new hemp and cannabis businesses.

Alliance One International, Inc.

Industrial Hemp

“In December 2017, our subsidiary Pure-Ag NC, LLC, acquired a 40% equity position in North Carolina-based Criticality, LLC (“Criticality”), with triggers that allow for consolidation up to 50% on or after March 31, 2020. Criticality utilizes the strength of our farmer network to grow industrial hemp in North Carolina under the state’s pilot program, which is then used for cannabidiol hemp oil (“CBD”) extraction in Criticality’s facility in North Carolina. Our five year goal is to become a leader in CBD production and consumer products.

Cannabis

“In January 2018, our wholly owned indirect subsidiary, Canadian Cultivated Products, Ltd. acquired a 75% equity position in Canada’s Island Garden Inc. (“CIG”) and an 80% stake in Goldleaf Pharm Inc. (“Goldleaf”).

“CIG is one of only 35 companies fully licensed to produce and sell medicinal cannabis under the Access to Cannabis for Medical Purposes Regulations in Canada (“ACMPR”), and has a 20,000 square foot indoor growing facility in Charlottetown, Prince Edward Island. Plans are underway to expand the current facilities by an additional 250,000 square feet of greenhouse capacity at their current site. Currently CIG sells products direct to patients and through distributors. In January, CIG signed a Memorandum of Understanding with the Province of Prince Edward Island to be one of three suppliers chosen to supply the recreational cannabis market that is expected to open in the summer 2018.

“Goldleaf is a late-stage applicant under the ACMPR for required licensing to produce and sell medicinal cannabis in Ontario, Canada and is currently completing construction of a 20,000 square foot indoor growing facility with further expansion planned for an additional 710,000 square feet of production over a three year period.

“The combined Canadian cannabis acquisitions are anticipated, subject to regulatory approvals, to have approximately 1 million square feet of production space within a three year period and with the opportunity to become a truly international cannabis company—expanding into international markets as anticipated legalization of medicinal and recreational cannabis use progresses around the world. These acquisitions will integrate and further advance Purilum’s flavor expertise as edibles and vaping products become permitted under applicable law.

Continued Focus on the Core Business

“Included within our ‘One Tomorrow’ transformation initiative is a continued focus on our core business.

We recognize that building upon our core business requires us to remain focused on delivering high-quality products and services to our core tobacco customers. Additionally, our contracted farmer base remains a priority for us, often producing a significant volume of non-tobacco crops utilizing the inputs and agronomic expertise that our team provides. Alliance One is working to find markets for these crops as part of our ongoing efforts to improve farmer livelihoods.

“Our fiscal year forecast is in line with our expectations. Through the first nine months of the fiscal year, volume increased 1.7% driven mostly by South America and Asia, and partially offset by smaller, lower-quality African crops. Excluding Africa, global market conditions have been positive and weather patterns good, supporting better growing conditions. The heavy North American hurricane season did not materially affect our contracted flue-cured crop and qualities are generally good. Additionally, we anticipate that, in the fourth quarter, we will catch up with delayed shipments, which resulted from a prolonged shortage of containers in South America and China.

Alliance One International, Inc.

“Compared to the prior year, total sales increased $97.0 million or 8.8% to $1,202.1 million attributable to a 7.5% increase in average sales price due to product mix primarily in South America, North America, Asia and Europe. Current year revenues increased by 8.8% with total costs of goods and services sold increasing by 7.9% which improved gross profit by 14.7% to $171.5 million, and gross profit as a percentage of sales from 13.5% in the prior year to 14.3% in the current year.

“Current year sales included a higher ratio of lamina to byproducts than in the prior year. Average tobacco costs per kilo increased 8.9% predominantly from product mix, although they were offset favorably by lower conversion costs from the larger current South America crop. The larger South America crop size this year was the primary driver of processing and other revenues increasing 2.1%, with processing costs decreasing 10.1% from lower conversion costs.

“We are pleased to report that operating income increased by 50.7% to $78.1 million when compared to the prior year. In addition to a stronger third quarter compared to the prior year, our fiscal year 2018 forecast remains unchanged with sales in a range of $1,900.0-$2,000.0 million and Adjusted EBITDA in a range of $165.0-$185.0 million. By fiscal year-end, we also expect good improvement in our net leverage ratio, defined as total debt minus cash divided by Adjusted EBITDA. Our goal remains to purchase $25.0-$50.0 million per year of our more expensive debt.

“We will continue to enhance our sustainability and track and trace capabilities. Sustainability is core to everything we do and central to our value proposition with customers and suppliers. From the field, to our factories, to our products, to our customers’ products, every action we take is centered on the future with emphasis on continuous improvement. Our focus on sustainability began many years ago, because it made sense for our business. Only recently has regulation started to catch-up to standards we established for ourselves, in labor and environmental impact, as well as the ability to track and trace crops through the supply chain.”

Mr. Sikkel, concluded, “Future prospects for our business are bright. We are taking measured steps to strengthen our preferred supplier role with customers, further developing our position as a key supplier for both traditional requirements as well as next generation products. Looking forward, we have begun to transform the company by diversifying our earnings stream through new businesses that are complementary to and help support each other by building on our core capabilities, institutional knowledge, operational expertise and corporate values. By developing a team for the future, creating an innovation-driven culture, and strengthening the balance sheet – we plan to redeploy invested capital with a goal of achieving net income growth over the next four years. These actions reflect our ongoing commitment to providing high-quality products while meeting evolving customer and consumer preferences. Our transformation strategy is anticipated to substantially improve the earnings potential and competitiveness of our company. We are excited about developing and maximizing future opportunities to drive enhanced shareholder value.”

Performance Summary for the Fiscal Quarter Ended December 31, 2017

Volumes increased 0.9% to 102.5 million kilos primarily driven by the large crop size in South America normalizing after the smaller weather-related crop size last year, and the timing of shipments in North America. Volume increases were slightly offset by volume decreases in Africa due to short weather-related crops this year, primarily in Malawi.

Total sales and other operating revenues increased 5.1% to $477.8 million primarily attributable to a 4.9% increase in average sales prices due to product mix in Asia, where lamina as a percentage of Asian sales was 32.6% higher this year compared to last year.

Alliance One International, Inc.

Gross profit increased 12.8% to $73.5 million, and gross profit as a percentage of sales improved to 15.4% from 14.3% in the prior year.

SG&A increased $5.9 million to $34.6 million as a result of higher professional fees associated with our business development initiatives and the non-recurrence of a reversal of reserves for customer receivables in the prior year.

Interest expense decreased 5.4% to $33.2 million from the prior year primarily due to lower average borrowings on our long-term debt, and seasonal lines of credit which were at lower average rates.

Cash taxes increased 11.1% to $2.7 million and the effective tax rate was (1,007.6)% this quarter compared to 692.1% for the same period last year. This quarter’s rate includes a provisional discrete net tax benefit of $59.4 million due to a remeasurement of deferred tax assets and liabilities, release of the valuation allowance, and a so-called transition tax on deemed repatriation of deferred foreign income resulting from the U.S. Tax Cuts and Jobs Act (“Tax Act”). For additional information please refer our Form 10-Q filed with the Securities and Exchange Commission today.

Performance Summary for the Nine Months Ended December 31, 2017

Volumes increased 1.7% to 255.8 million kilos this year versus last year due to the larger crop size in South America normalizing after the smaller weather-related crop size last year, and the timing of shipments in North America were offset by volume decreases in Africa due to short weather-related crops this year primarily in Malawi.

Total sales and other operating revenues increased $97.0 million to $1,202.1 million attributable to a 7.5% increase in average sales price due to product mix primarily in South America, North America, Asia and Europe, and an increase in volume.

Average tobacco costs per kilo increased 7.9% from product mix and the impact of European currency movement, which was partially offset by lower conversion costs.

Gross profit increased 14.7% to $171.5 million and gross profit as a percentage of sales improved to 14.3% from 13.5% last year. The increase in gross profit was driven by revenues increasing by 8.8% with total costs of goods and services sold increasing by 7.9%. The larger South America crop size this year was the primary driver of processing and other revenues increasing 2.1%, with processing costs decreasing 10.1% from lower conversion costs.

SG&A increased 2.3% primarily related to higher professional fees associated with our business development initiatives and the non-recurrence of a reversal of reserves for customer receivables in the prior year partially offset by reduced incentive compensation costs.

Other income increased $5.6 million to $9.9 million, driven by sales of intrastate trade tax credits in South America and the receipt of South American funds previously held in escrow that are now covered by bond.

Operating income increased by 50.7% to $78.1 million when compared to the prior year.

During the current year, we purchased $28.6 million of our existing senior secured second lien notes due 2021 at a discount, resulting in debt retirement income of $3.0 million.

Alliance One International, Inc.

Interest expense increased 2.5% to $100.1 million, mainly due to higher average rates and slightly higher average balances on our seasonal lines of credit.

Cash taxes increased 78.0% to $12.7 million and the effective tax rate was 396.4% year-to-date compared to (49.2)% for the same period last year. This period’s rate includes a provisional discrete net tax benefit of $59.4 million due to a remeasurement of deferred tax assets and liabilities, release of the valuation allowance, and a so-called transition tax on deemed repatriation of deferred foreign income resulting from the Tax Act. For additional information please refer our Form 10-Q filed with the Securities and Exchange Commission today.

Earnings Per Share

Third Quarter

For the third quarter ended December 31, 2017, the Company reported a net income of $88.5 million, or $9.83 per basic share, compared to a net loss for the third fiscal quarter last year of $15.5 million, or $(1.73) per basic share.

Nine Months

For the first nine months of the year ended December 31, 2017, the Company reported net income of $56.9 million, or $6.34 per basic share, compared to a net loss for the nine months last year of $62.6million, or $(7.02) per basic share.

Liquidity and Capital Resources

As of December 31, 2017, available credit lines and cash were $543.8 million, comprised of $209.5 million in cash and $334.3 million of credit lines, consisting of $60.0 million available under the U.S. ABL facility for general corporate purposes (subject to limitations on borrowing if unrestricted cash and cash equivalents exceed $180.0 million), $268.4 million of notes payable to banks and $5.9 million of availability exclusively for letters of credit. In the future, the Company may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under its various global bank facilities and outstanding public notes, as they may permit.

Financial Results Investor Call

The Company will hold a conference call to report financial results for the period ended December 31, 2017, on February 8, 2018 at 5:30 P.M. ET. The dial in number for the call is (800) 281-7973 or outside the U.S. (323) 794-2093 and conference ID 4877600. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com 15 minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 8:30 P.M. ET, February 8th through 8:30 P.M. ET February 13th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 4877600. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Alliance One International, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, changes in costs incurred in supplying tobacco and related services, the impact of regulation and litigation and risks and uncertainties associated with our new business lines, including the risk of obtaining anticipated regulatory approvals in Canada, as well as the anticipation of enactment of Canadian legislation legalizing the production and sale of cannabis for recreational use. Additional factors that could cause the Company’s results to differ materially from those expressed or implied by forward-looking statements can be found in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the period ended December 31, 2017 and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). They include EBITDA, Adjusted EBITDA and Adjusted Net Debt. Tables showing the reconciliation of these non-GAAP financial measures are attached to the release. Adjusted EBITDA anticipated for fiscal year 2018 is calculated in a manner consistent with the presentation of Adjusted EBITDA in the attached tables. Because of the forward-looking nature of this estimate of Adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Alliance One International, Inc.

Alliance One International is an agricultural company that delivers value-added products and services to businesses and customers, and is a trusted provider of responsibly sourced, independently verified, sustainable and traceable products and ingredients.

-MORE-

Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
(in thousands, except per share data)	2017	2016	2017	2016
Sales and other operating revenues	$477,783	$454,535	$1,202,115	$1,105,060
Cost of goods and services sold	404,282	389,383	1,030,648	955,576

Gross profit	73,501	65,152	171,467	149,484
Selling, general and administrative expenses	34,625	28,736	103,274	100,904
Other income	1,019	2,688	9,909	4,311
Restructuring and asset impairment charges	—	450	—	1,068

Operating income	39,895	38,654	78,102	51,823
Debt retirement expense	—	2,339	(2,975)	2,339
Interest expense	33,222	35,129	100,079	97,635
Interest income	601	1,845	2,295	5,888

Income (loss) before income taxes and other items	7,274	3,031	(16,707)	(42,263)
Income tax expense (benefit)	(73,282)	20,977	(66,233)	20,774
Equity in net income (loss) of investee companies	7,770	2,351	7,121	290

Net income (loss)	88,326	(15,595)	56,647	(62,747)
Less: Net income (loss) attributable to noncontrolling interests	(130)	(138)	(289)	(127)

Net income (loss) attributable to Alliance One International, Inc.	$88,456	$(15,457)	$56,936	$(62,620)

Income (loss) per share:
Basic	$9.83	$(1.73)	$6.34	$(7.02)
Diluted	$9.80	$(1.73)	$6.32	$(7.02)
Weighted average number of shares outstanding:
Basic	9,001	8,941	8,982	8,923
Diluted	9,029	8,941	9,009	8,923

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss) attributable to Alliance One International, Inc.	$88,456	$(15,457)	$56,936	$(62,620)
Plus: Interest expense	33,222	35,129	100,079	97,635
Plus: Income tax expense (benefit)	(73,282)	20,977	(66,233)	20,774
Plus: Depreciation and amortization expense	8,174	8,506	24,845	25,859

EBITDA(1)	56,570	49,155	115,627	81,648
Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	—	—	—	—
Plus: Reserves for (recoveries on) doubtful customer receivables	(59)	(2,943)	(122)	(2,801)
Plus: Non-cash employee stock based compensation	271	335	815	1,180
Less: Other income	1,019	2,688	9,909	4,311
Plus: Fully reserved recovery of tax(3)	2,258	2,382	6,898	6,189
Plus: Restructuring and asset impairment charges	—	449	—	1,068
Plus: Debt retirement expense (income)	—	2,339	(2,975)	2,339
Plus: Amortization of basis difference—CBT investment(4)	512	583	1,165	1,208
Plus: Kenyan investigation legal & professional costs	161	436	1,931	5,565
Less: Kenyan green leaf operation Adjusted EBITDA(5)	1,668	(840)	(2,436)	(6,388)

Adjusted EBITDA(1)	$57,027	$50,888	$115,867	$98,473

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(4)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(5)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program. As a result of recent developments, we are evaluating continuing limited processing operations in Kenya going forward.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income (loss) attributable to Alliance One International, Inc.	$(15,457)	$11,735	$(62,620)	$(35,280)
Plus: Interest expense	35,129	30,356	97,635	86,911
Plus: Income tax expense	20,977	1,930	20,774	21,617
Plus: Depreciation and amortization expense	8,506	7,057	25,859	21,018

EBITDA(1)	49,155	51,079	81,648	94,266
Plus: Abnormal unrecovered advances to suppliers(2)	—	8	—	439
Plus: Reserves for (recoveries on) doubtful customer receivables	(2,943)	(33)	(2,801)	(181)
Plus: Non-cash employee stock based compensation	335	600	1,180	2,074
Less: Other income	2,688	594	4,311	125
Plus: Fully reserved recovery of tax(3)	2,382	1,092	6,189	2,251
Plus: Restructuring and asset impairment charges	449	1,525	1,068	4,087
Plus: Debt retirement expense	2,339	—	2,339	—
Plus: Amortization of basis difference—CBT investment(4)	583	450	1,208	1,218
Plus: Kenyan investigation legal & professional costs	436	1,771	5,565	1,771
Less: Kenyan green leaf operation Adjusted EBITDA(5)	(840)	(317)	(6,388)	(12,193)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(6)	—	2,864	—	8,855

Adjusted EBITDA(1)	$50,888	$59,080	$98,473	$126,848

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(4)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(5)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program. As a result of recent developments, we are evaluating continuing limited processing operations in Kenya going forward.
(6)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and is included in consolidated information thereafter.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1) (Unaudited)

	Fiscal Year Ended	LTM(8)		Fiscal Year Ended	LTM(8)
(in thousands)	March 31, 2017	December 31, 2017		March 31, 2016	December 31, 2016
Net income (loss) attributable to Alliance One International, Inc.	$(62,928)	$56,628		$65,532	$38,193
Plus: Interest expense	132,667	135,110		117,190	127,914
Plus: Income tax expense (benefit)	23,481	(63,526)		32,215	31,372
Plus: Depreciation and amortization expense	34,476	33,462		28,361	33,202

EBITDA(1)	127,696	161,674		243,298	230,681
Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	—	—		—	(439)
Plus: Reserves for (recoveries on) doubtful customer receivables	(5,545)	(2,866)		(169)	(2,788)
Plus: Non-cash employee stock based compensation	1,551	1,186		2,425	1,531
Less: Other income	4,896	10,493		105,427	109,613
Plus: Fully reserved recovery of tax(3)	9,356	10,065		4,309	8,247
Plus: Restructuring and asset impairment charges	1,375	307		5,888	2,869
Plus: Debt retirement expense (income)	(300)	(5,614)		—	2,339
Plus: Amortization of basis difference—CBT investment(4)	1,518	1,476		1,554	1,543
Plus: Kenyan investigation legal & professional costs	7,171	3,538		8,579	12,373
Less: Kenyan green leaf operation Adjusted EBITDA(5)	(8,013)	(4,061)		(16,666)	(10,861)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(6)	—	—		16,800	7,945

Adjusted EBITDA(1)	$145,938	$163,333		$193,923	$165,550

Total debt		$1,455,132			$1,537,704
Less: Debt of reconsolidated subsidiary funded by affiliate(7)		—			77,897

Total adjusted debt		$1,455,132			$1,459,807
Less: Cash		209,490			296,490

Total adjusted debt less cash		1,245,642			1,163,317
(Total adjusted debt less cash) /Adjusted EBITDA(1)(7)		7.63	x		7.03	x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(4)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(5)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program. As a result of recent developments, we are evaluating continuing limited processing operations in Kenya going forward.
(6)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and is included in consolidated information thereafter.
(7)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of the fiscal year ended March 31, 2016 under a credit facility attributable to the participation interest of another AOI subsidiary funding that portion of the borrowing under the facility. As a result of a direct assignment of the interest in such facility to such other AOI subsidiary on March 2, 2017, the amount of the debt attributable to the interest of such other AOI subsidiary is eliminated in the determination of consolidated total debt on and after March 2, 2017.
(8)	Items for the twelve months ended December 31, 2017 are derived by adding the items for the nine months ended December 31, 2017 and the fiscal year ended March 31, 2017 and subtracting the items for the nine months ended December 31, 2016. Items for the twelve months ended December 31, 2016 are derived by adding the items for the nine months ended December 31, 2016 and the fiscal year ended March 31, 2016 and subtracting the items for the nine months ended December 31, 2015.